EXHIBIT 5.1

LEONARD, STREET AND DEINARD
Suite 2300
150 South Fifth Street
Minneapolis, MN 55402

August 22, 2011

Ante5, Inc.
10275 Wayzata Boulevard
Suite 310
Minnetonka MN 55305

Re:  Exhibit 5.1 to Registration Statement on Form S-1

Gentlemen:

We are acting as corporate counsel to Ante5, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 6,142,500 shares of currently outstanding common stock (the “Shares”), and an additional 3,571,250 shares issuable upon the exercise of warrants (the “Warrant Shares”), which may be offered for sale by the selling stockholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable, and the Warrant Shares, when sold, paid for and issued as contemplated by the terms of the warrants, will be validly issued, fully paid and non-assessable, in each case under the laws of the State of Delaware.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Leonard, Street and Deinard Professional Association